Exhibit 99.1

FOR IMMEDIATE RELEASE

PENDRELL LICENSES SECOND COMPANY TO ITS

MEMORY TECHNOLOGIES PORTFOLIO

Kirkland, WA (PR Newswire) June 16, 2014 – Pendrell Corporation (NASDAQ: PCO) (“Pendrell”) today announced that a Pendrell subsidiary entered into a patent license agreement with a semiconductor company for technologies that cover embedded MultimediaCard (eMMC) memory and storage. This agreement allows the licensee to use both standards essential and implementation technologies in exchange for a modest upfront payment and future royalties. The licensed portfolio includes more than 145 patents and patents pending, 12 of which have been applied for during the past twelve months. Additional terms of the agreement are not being disclosed.

“This license with yet another leading semiconductor company validates the foundational nature of our memory and storage technologies as well as our continuing leadership in the development of breakthrough next-generation memory solutions,” commented Mario Obeidat, vice president of licensing for Pendrell.

ABOUT PENDRELL

Pendrell Corporation (NASDAQ: PCO) invests in, acquires and develops businesses with unique technologies that are often protected by IP rights and that present the opportunity to address large, global markets.

In 2013, Pendrell created a wholly owned subsidiary, Helsinki Memory Technologies (HMT), to continue more than fifteen years of innovative research and development in memory solutions begun by Nokia Corporation. Those research and development activities have resulted in more than 145 patents and applications worldwide covering memory and storage technologies to date, 90 of which have been declared to be standards essential. Based in Finland, HMT remains on the forefront of leading edge memory solutions. These solutions are targeted to meet the increasing demand for higher memory capacity, cost efficiency, ease of implementation and suitability for applications across a wide range of consumer electronics devices. For more information, visit helsinkimemorytech.com.

For more information about Pendrell, visit Pendrell.com.

Contact:

Christopher Doherty

Pendrell Corporation

202-290-1658

christopher.doherty@pendrell.com

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